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                                  EXHIBIT 10.4
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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of September 27, 1997, by and among VIDEOLAN TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and JACK SHIRMAN (the "Executive").

                              W I T N E S S E T H:

     WHEREAS the Company desires to induce the Executive to enter the employ of the Company for the period provided in this Agreement in accordance with the terms and conditions set forth below; and

     WHEREAS, the Executive is willing to accept such employment with the Company on a full-time basis in accordance with such terms and conditions;

     NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

1.   Employment.

     A. The Company hereby employs the Executive as Chief Executive Officer of the Company, and the Executive hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

     B. The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

2. Term of Employment. Unless earlier terminated as hereinafter provided, the term of the Executive's employment under this Agreement shall be for a period beginning on the date September 27, 1997 (the "Employment Date") and ending on September 26, 1999 (such period referred to as the "Initial Term"). Unless earlier terminated as hereinafter provided, the term of the Executive's employment under this Agreement shall be automatically extended on a year-to-year basis (September 30 through September 29 of each successive year) (such one-year periods referred to as "Additional Terms") upon the expiration of the Initial Term or any Additional Term, unless prior to the commencement of a 90-day period expiring at the end of such Initial Term or any Additional Term, the Company or the Executive shall have given written notice to the other stating that the term of this Agreement shall not be extended. For purposes of this

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Agreement, the term "Employment Term" shall mean the Initial Term plus all

Additional Terms.

3. Duties. The Executive shall be employed as Chief Executive Officer of the Company and shall faithfully and competently perform such employment duties and responsibilities as the Board of Directors of the Company may from time to time prescribe. The Executive shall perform his duties at such places and times as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full time throughout the Employment Term to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term. The Executive agrees to perform his duties hereunder to the best of his ability and at a level of competency consistent with the position occupied, to act on all matters in a manner he reasonably believes to be in and not opposed to the best interests of the Company, and to use his best efforts, skill and ability to promote the profitable growth of the Company. The Executive and the Company agree that the Executive shall perform his duties primarily at the Company's corporate office and that he shall travel as necessary to perform his duties.

4.   Compensation.

     A. Salary. As compensation for the complete and satisfactory performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary ("Base Salary") at the annual rate of not less than Two Hundred Twenty Five Thousand Dollars ($225,000). Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices.

     B. Annual Bonuses. The Executive shall be entitled to receive annual bonuses under an annual executive bonus plan to be developed by the Executive, if such plan is approved by the Company's Board of Directors.

     C. Withholding, etc. The payment of any Base Salary and bonuses hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans.

5.   Benefits. During the Employment Term, the Executive shall:

     A. be eligible to participate in all employee fringe benefits and any pension and/or profit sharing plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof, excluding equity or bonus plans unless specifically granted by the Board of Directors of the Company;


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     B. be entitled to the same period of paid vacation provided by the Company for its key executive employees;


     C. be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable on and after the date hereof to key executive employees;

     D. be entitled to reimbursement for all reasonable and necessary itemized out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies applicable (on and after the date hereof) thereto;

     E. car allowance of $600.00 per month;

     F. be entitled to reimbursement of the Executive's reasonable interim expenses including weekly business class round-trip airfare between the Executive's current residence and the company's corporate offices, local housing, (i.e., apartment or hotel) and local transportation within reasonable distance of the company's corporate offices.

     G. be entitled to reimbursement of the costs incurred in connection with the preparation of the Executive's income tax return in an amount not to exceed $2,000 annually.

6.   Termination.

     A. The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

          (i) death of the Executive;

          (ii) termination of the Executive's employment hereunder by the Executive at any time for any reason whatsoever (including, without limitation, resignation or retirement);

          (iii) termination of the Executive's employment hereunder by the Company because of the Executive's inability to perform his duties on account of disability or incapacity for a period of 90 or more days or for shorter periods aggregating a period of ninety or more days, whether or not consecutive, occurring within any period of 12 consecutive months;

          (iv) termination of the Executive's employment hereunder by the Company at any time "for cause," such termination to take effect immediately upon written notice from the Company to the Executive; and


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          (v) termination of the Executive's employment hereunder by the Company at any time, other than termination by reason of disability or incapacity as contemplated by clause (iii) above or termination by the Company "for cause" as contemplated by clause (iv) above.

     The following actions, failures or events by or affecting the Executive shall constitute "cause" for termination within the meaning of clause (iv) above: (1) conviction of having committed a felony, (2) acts of dishonesty or moral turpitude that are materially detrimental to the Company and/or its Affiliates, (3) acts or omissions which the Executive knew or should have reasonably known were likely to materially damage the business of the Company and/or any Affiliate of the Company, (4) failure by the Executive to obey the reasonable and lawful directions of the Board of Directors of the Company, (5) gross negligence by the Executive in the performance of, or continuing failure by the Executive to perform, his obligations hereunder, or (6) the Executive's willful breach of any material agreement or covenant of this Agreement or any fiduciary duty owed to the Company.

     B. In the event that the Executive's employment is terminated pursuant to clause (i), (iii) or (v) of paragraph (a) above at any time, then the Company shall continue to pay to the Executive, as severance pay or liquidated damages or both, the amount of his Base Salary and bonus, if any, which the Executive would have otherwise been entitled to receive pursuant to Section 4(a) and (c) hereof had the Executive's employment not been so terminated, from the date of termination through the later of (i) the date that is twelve months after the date of such termination and (ii) September 26, 1999 (such amount being herein referred to as the "Severance Payments" and such period being herein referred to as the "Severance Period"); provided, however, that the Severance Payments payable pursuant to this paragraph (b) shall be reduced by any amounts earned by the Executive as a result of his employment by any business (whether as a director, officer, employee, manager, owner, consultant, independent contractor, advisor or otherwise) during the Severance Period; provided, further, however, that nothing in this paragraph (b) shall be construed to require the Executive to seek employment or otherwise mitigate or reduce the Severance Payments to be made hereunder. The Severance Payments shall be made at the same intervals as the Base Salary and bonuses were payable immediately prior to termination.

     C. Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law, in the event that:

          (i) any person other than the Company shall acquire more than 50% of the Company's then outstanding Common Stock through a tender offer, exchange offer or otherwise; or there shall be a sale of all or substantially all of the assets of the Company (either such event being referred to as the "Change in Control"); and

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          (ii) within one year from the date of the Change in Control: (A) the
Executive's employment is terminated by the Company pursuant to clause (v) of paragraph (a) above; or (B) the Executive resigns his employment with the Company after there is a material reduction in his title, duties and responsibilities with the Company following such Change in Control (other than the failure of the Executive to assume responsibilities over new operations acquired by the Company as a result of the Change in Control);

then the Executive shall be entitled to receive as severance pay or liquidated damages or both, the amount of Base Salary and bonus, if any, which the Executive would have otherwise been entitled to receive pursuant to Section 4(a) and (c) hereof had the Executive's employment not been so terminated, from the date of termination until the end of the Initial Term or the date that is twelve months after the date of such termination, whichever is later.

     D. Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in paragraphs (b) and (c) above, the Company (and its Affiliates) shall not be obligated to make any payments to the Executive or an his behalf of whatever kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of termination of the Executive's employment by the Company for "cause"), other than (i) such amounts, if any, of his Base Salary and bonus, if any, as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts which may be then otherwise payable to the Executive from the Company's benefits plans or reimbursement policies, if any.

     E. No interest shall accrue on or be paid with respect to any portion of any payments due under this Section 6.

     F. Amounts payable pursuant to this Section 6 are in lieu of any severance pay that would otherwise be payable to the Executive upon termination of his employment with the Company under the Company's severance pay policies, if any.

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7.   Confidentiality. The Executive hereby covenants, agrees and acknowledges as follows:

     A. The Executive's employment hereunder creates a relationship of confidence and trust between the Executive and the Company with respect to certain information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of, or supplier to, the Company or its Affiliates which may be made known to the Executive by the Company or any of its Affiliates or by any client or customer of, or supplier to, the Company or any of its Affiliates or learned by the Executive during the period of his employment by the Company.

     B. The Executive agrees that he will not without the prior written consent of the Board of Directors of the Company use for his benefit or disclose at any time during his employment by the Company, or thereafter, except to the extent required by the performance by him of his duties as an employee of the Company, any information obtained or developed by him while in the employ of the Company with respect to any actual or potential customers, clients, suppliers, products, services, employees, financial affairs, technologies, applications, patents, patent application processes, or methods of marketing, service or procurement of the Company or any of its Affiliates, or any confidential matter regarding the business of the Company or any of its Affiliates that, except information that at the time is generally known to the public other than as a result of disclosure by him not permitted hereunder (collectively, "Confidential Information").

     C. Upon written request of the Executive, the Company will provide, from time to time, written notice stating whether or not it considers any particular item of information to be Confidential Information. In any event, the Executive agrees to contact the Company prior to any disclosure of any information acquired during the term of his employment by the Company, to determine whether the Company considers the information subject to the continuing obligations hereunder.

     D. The Executive agrees that upon termination of his employment by the Company for any reason, the Executive shall forthwith return to the Company all documents and papers relating to Confidential Information and other physical property in his possession belonging to the Company or any of its Affiliates.

     E. Without limiting the generality of Section 12 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 7 shall be binding upon the Executive's heirs, successors and legal representatives.

8. Ownership of Certain Works Created by the Executive. The Executive will promptly disclose and describe to the Company all inventions, improvements, discoveries, technical developments and works of authorship, whether or not patentable or copyrightable, made or conceived by him either alone or with others during the Employment Term. All such works, made, devised or discovered by the Executive,

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whether by himself or jointly with others, which relate or pertain in any way to the business of the Company or any of its Affiliates ("Work Products") shall inure to the benefit of the Company or such Affiliate and become and remain the Company's or such Affiliate's sole and exclusive property. Work Products may be created within or without the facilities of the Company or its Affiliates and before, during or after normal business hours. Work Products are specifically intended to be works made for hire by the Executive, but in any event, the Executive agrees to execute an assignment (and does hereby assign) to the Company, the Executive's entire right, title and interest in and to Work Products, and to execute any other instruments and documents that may be requested by the Company for the purpose of applying for and obtaining patents or registration of copyright with respect thereto in the United States and in all foreign countries. The Executive further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any litigation or other proceedings involving any Work Products, but all of the Executive's reasonable expenses in connection therewith shall be paid by the Company. If a patent application or copyright registration is filed by the Executive, or on the Executive's behalf, within one year after leaving the Company's employ, describing a work within the scope of the Executive's work for the Company or any of its Affiliates or which otherwise relates to the business of the Company or any of its Affiliates, it is to be conclusively presumed that such work was conceived by the Executive during the period of his employment hereunder and that the work is to be treated as a Work Product for all purposes hereunder.

9. Non-Assignability.

     A. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the prior written consent of the Company, provided, however, that nothing in this Section 9(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.


     B. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

10. Competition, etc. Until the termination of the Executive's employment hereunder and during the two-year period following the termination of the Executive's employment hereunder for any reason whatsoever:

     A. The Executive will not make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing or potential suppliers, customers

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or clients, or solicit or encourage any other employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates, inconsistent with the interest of the Company or any of its Affiliate's interests or in violation of any provision of this Agreement;

     B. The Executive will not make any statement or perform any act intended to cause any existing or potential customers or clients of the Company or any of its Affiliates to make use of the services or purchase the products of any existing or future business in which the Executive has or expects to acquire a proprietary interest or in which the Executive is or expects to be made an employee, officer, director, manager, consultant, independent contractor, advisor or otherwise, if such services or products in any way compete with the services or products sold or provided or expected to be sold or provided by the Company or any of its Affiliates to any existing or potential customer or client;

     C. The Executive will not directly or indirectly (as an employee, officer, director, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or acquire any proprietary interest in, perform any services for, lend his name to, participate in or be connected with any business involved in the research, development, commercialization, manufacture, assembly, sale, licensing, sublicensing, distribution, supplying or marketing of any service or product which in any way compete with the services or products sold or provided or expected to be sold or provided by the Company to any existing or potential customer or client, as such services or products currently exist or are developed in the future, including, without limitation, desktop video conferencing and video on demand products, from any location in the United States of America or elsewhere where the Company conducts business during the term of this Agreement;

     D. The Executive agrees that, when the Executive has or expects to acquire a proprietary interest in, or is or expects to be made an employee, officer, director, manager, consultant, independent contractor, advisor or otherwise of, any existing or future business that provides or may provide services or products which in any way compete with the services or products sold or provided or expected to be sold or provided by the Company or any of its Affiliates to any existing or potential customer or client, the Executive will immediately furnish to the Company all information that may reasonably be of assistance to the Company in acting promptly to protect its relationships with any existing or potential suppliers, customers or clients with whom the Executive has had any dealings as a result of his employment by the Company or any of its Affiliates;

     E. The Executive will not directly or indirectly solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company or any of its Affiliates; and

     F. The Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor,

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subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to the Company or any of its Affiliates if such action by him would have a material adverse effect on the business, assets or financial condition of the Company or any of its Affiliates.

     In connection with the foregoing provisions of this Section 10, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 10 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Executive in this Section 10 (and in Sections 7 and 8 hereof) shall survive the expiration or termination of this Agreement.

     For purposes of this Section 10, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business. The Executive shall be deemed to expect to acquire a proprietary interest in a business or to be made an employee, officer, director, manager, consultant, independent contractor, advisor or otherwise of such business if such possibility has been discussed with any officer, director, employee, agent, or promoter of such business.

11. Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 7, 8, or 10 hereof would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

12. Binding Effect. Without limiting or diminishing the effect of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.


13. Affiliate. For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any entity which (i) directly or indirectly, controls the Company, (ii) is controlled, directly or indirectly, by the Company or (iii) is under common control, directly or indirectly, with the Company.

14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

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15.  Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

16. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Sections 7, 8 or 10 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Sections 7, 8 or 10 hereof shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Sections 7, 8 or 10 hereof is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and such part and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

17. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

18. Entire Agreement; Modifications. This Agreement and the Stock Option Agreement constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof and thereof, including without limitation, the Employment Offer Term Sheet. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.


                                       VIDEOLAN TECHNOLOGIES, INC.

                                       By:      ___________________________
                                                Steven B. Rothenberg
                                                Vice President Finance

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                                                Chief Financial Officer

                                                ____________________________
                                                Jack Shirman
                                                Chief Executive Officer